UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 10, 2023

Seaboard Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-3390	04-2260388
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

9000 West 67th Street, Merriam, Kansas	66202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code	(913) 676-8928

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $1.00 Par Value	SEB	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Seaboard Corporation (“Seaboard”) and Seaboard’s wholly-owned subsidiary, Seaboard Foods LLC (“Seaboard Foods”), entered into a Second Amended and Restated Term Loan Credit Agreement dated November 10, 2023 (“Credit Agreement”) among: Seaboard; Seaboard Foods; CoBank, ACB; Farm Credit Services of America, PCA; and the lenders party thereto. The Credit Agreement amended and restated the Amended and Restated Term Loan Credit Agreement dated September 25, 2018 to, among other things, increase Seaboard Foods’ existing $700,000,000 unsecured term loan under the prior agreement to a new $975,000,000 unsecured term loan (“Term Loan”) and extend the maturity date thereunder. Seaboard has guaranteed all obligations of Seaboard Foods under the Credit Agreement.

The Term Loan matures on November 10, 2033 and provides for quarterly amortization of the principal balance in the aggregate annual amount of approximately 1% in each year, with the balance due on the maturity date. The Term Loan bears interest at one of four options selected by Seaboard Foods, one being a fluctuating rate based on various margins over a Base Rate, a second being a fluctuating rate based on various margins over the Term SOFR Rate, a third being a fluctuating rate based on various margins over a Daily Simple SOFR Rate or a fourth being a fixed Quoted Rate, in each case, with such margins based on a debt-to-capitalization ratio and as set forth in the Credit Agreement.

The Credit Agreement contains customary covenants for credit facilities of this type, including restrictions on the ability of Seaboard, Seaboard Foods and Seaboard’s other subsidiaries to: (i) grant liens on assets; (ii) incur indebtedness; and (iii) make certain acquisitions, investments and asset dispositions in excess of specified amounts. The Credit Agreement also includes restrictions on the ability of Seaboard and Seaboard Foods to: (i) make certain restricted payments and dividends and distributions to shareholders in excess of specified amounts; and (ii) enter into agreements that limit their ability to make dividends or distributions or transfer property to Seaboard, guarantee the indebtedness of Seaboard or grant liens on their assets. The Credit Agreement also restricts the ability of Seaboard to issue equity interests and contains financial covenants applicable to Seaboard involving (i) a maximum debt-to-capitalization ratio; and (ii) a minimum tangible net worth. The Credit Agreement requires mandatory prepayments in the event of certain equity issuances by Seaboard and asset dispositions, debt incurrences and casualty events by Seaboard, Seaboard Foods and Seaboard’s other subsidiaries in excess of specified amounts.

The Credit Agreement provides for certain customary events of default, including among others, (i) non-payment of principal, interest or other amounts when due, inaccuracy of representations and warranties, violation of covenants, insolvency or inability to pay debts, bankruptcy or a change of control and (ii) cross defaults, judgments, uninsured casualty events, and certain ERISA events, in each case specified in (ii), in excess of a specified amount.

The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above is incorporated herein by reference as if fully set forth herein.

Item 9.01  Financial Statements and Exhibits

       Exhibits

10.1 Second Amended and Restated Term Loan Credit Agreement dated November 10, 2023.

104     Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 15, 2023

Seaboard Corporation
(Registrant)

By:	/s/ David H. Rankin
David H. Rankin Executive Vice President, Chief Financial Officer
(principal financial officer)

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